Exhibit 99.1

Company Contact:	Porter, LeVay & Rose, Inc.
Donald R. Peck, CFO	Cheryl Schneider, VP – Investor Relations
617-638-2000	Jeff Myhre, VP – Editorial
212-564-4700
Tom Gibson, VP – Media Relations
201-476-0322

FIRST MARBLEHEAD ANNOUNCES INITIATION OF

QUARTERLY CASH DIVIDEND

BOSTON, MA – September 15, 2005 – The First Marblehead Corporation (NYSE: FMD), a leading provider of outsourcing services for private, non-governmental education lending, announced today that its Board of Directors has declared an initial cash dividend of $0.12 per share on the Company’s Common Stock.  This dividend is payable on October 5, 2005 to stockholders of record at the close of business on September 26, 2005.  The Company anticipates that it will continue to pay its shareholders a regular quarterly cash dividend.

Daniel Meyers, First Marblehead’s Chairman and Chief Executive Officer commented, “As a service business, we believe First Marblehead will generate more cash than necessary to fund operations.  We had available cash and cash equivalents in excess of $190 million as of June 30, 2005. Our confidence in the sustainability of our business model, combined with the expected cash flow from residuals starting in the next few years, leads us to conclude that we will continue to generate operating cash flows that are more than sufficient to fund our future growth.”

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our outlook for the industry, our projected cash flows, the timing of cash flows from residuals, the cash required to fund our operations and growth strategy, the sustainability of our business model, our expectation to pay cash dividends, and our performance for fiscal year 2006 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of September 15, 2005.  Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause First Marblehead’s actual results to differ from its expectations include the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 7, 2005.  These risks could cause actual results of the industry or our actual results for fiscal year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

#####